Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Year-to-Date Earnings Up 64%; Several New Customer Wins

Spokane, WA—May 2, 2006 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 1, 2006.

For the third quarter of fiscal 2006, Key Tronic reported total revenue of $45.6 million, compared to $45.4 million for the previous quarter and $49.7 million for the third quarter of fiscal 2005. For the first nine months of fiscal 2006, total revenue was $135.2 million, compared to $149.7 million in the same period of fiscal 2005.

Net income for the third quarter of fiscal 2006 was $917,000 or $0.09 per diluted share, compared to $1.0 million or $0.10 per diluted share in the previous quarter and $852,000 or $0.09 per share for the third quarter of fiscal 2005. For the first nine months of fiscal 2006, net income was $2.6 million or $0.26 per diluted share, up 64% from $1.6 million or $0.16 per share for the same period of fiscal 2005.

“We had another solid quarter with strong operating efficiencies and continued year-over-year earnings growth, despite the challenge of helping our customers meet the new European Directive on the restriction of the use of hazardous substances in electrical and electronic equipment (RoHS),” said Jack Oehlke, President and Chief Executive Officer. “During the third quarter, we won new business for programs involving industrial tools, networking equipment, specialty printers, scientific instruments and security surveillance devices which we expect to contribute revenue in the next fiscal year. In coming periods, we anticipate that most of the RoHS conversion effort will be behind us and believe Key Tronic is well-positioned to continue to grow profitably and win new business.”

In the fourth quarter of fiscal 2006, the Company expects revenue in the range of $46 million to $50 million and earnings between $0.07 and $0.12 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-366-7417 or +1 303-262-2125. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11057943). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The

Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2006. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	April 1 2006	April 2 2005	April 1 2006	April 2 2005
Net sales	$45,567	$49,726	$135,177	$149,726
Cost of sales	41,590	45,676	$123,248	138,137

Gross profit on sales	3,977	4,050	11,929	11,589
Operating expenses:
Research, development and engineering	698	713	2,030	2,126
Selling	529	556	1,587	1,578
General and administrative	1,559	1,724	4,865	5,240

Total operating expenses	2,786	2,993	8,482	8,944
Operating income	1,191	1,057	3,447	2,645
Interest expense	274	296	810	903
Other (income) expense	—	—	—	(13)

Income before income taxes	917	761	2,637	1,755
Income tax provision (benefit)	—	(91)	—	147

Net income	$917	$852	$2,637	$1,608

Earnings per share:
Earnings per common share - basic	$0.09	$0.09	$0.27	$0.17
Weighted average shares O/S - basic	9,705	9,687	9,701	9,682
Earnings per common share - diluted	$0.09	$0.09	$0.26	$0.16
Weighted average shares O/S - diluted	10,064	9,901	10,074	9,922

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 1 2006	July 2 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,791	$1,463
Trade receivables - net	23,373	24,191
Inventories	30,419	29,712
Other	3,520	3,482

Total current assets	59,103	58,848
Property, plant and equipment, net	10,103	10,011
Other Assets:
Restricted cash	946	1,158
Real estate	1,693	1,693
Other - net	847	426
Goodwill	765	765

Total other assets	4,251	4,042
Total Assets	$73,457	$72,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,001	$25,475
Accrued compensation and vacation	3,687	5,241
Current portion of long term obligations	689	735
Litigation settlement	—	812
Other	3,602	3,579

Total current liabilities	29,979	35,842
Long-Term Liabilities:
Revolving loan	11,366	7,412
Other	1,772	2,008

Total long-term liabilities	13,138	9,420
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,709 and 9,694 shares	38,489	38,426
Retained deficit	(8,149)	(10,787)

Total shareholders’ equity	30,340	27,639

Total Liabilities and Shareholders’ Equity	$73,457	$72,901